Exhibit 99.1

Chase Credit Card Master Trust

Excess Spread Analysis - November 2010

Series Deal Size Expected Maturity		2003-4 $725MM 10/15/2013
Yield		17.68%
Less:	Coupon	0.61%
	Servicing Fee	1.50%
	Net Credit Losses	7.34%
Excess Spread :
	November-10	8.23%
	October-10	8.32%
	September-10	7.50%
Three Month Average Excess Spread		8.02%

Delinquency:
	30 to 59 Days	0.98%
	60 to 89 Days	0.85%
	90+ Days	1.97%
	Total	3.80%
Principal Payment Rate		19.03%